Exhibit 4.18 (b)

AMENDED AND RESTATED

SUBORDINATION AGREEMENT

DATED 1 DECEMBER 2004

BETWEEN

The Borrower

EURO DISNEY ASSOCIÉS SCA

AND

THE SUBORDINATED CREDITOR

AND

The Senior Agents and the Senior SCA Agents

LA CAISSE DES DÉPÔTS ET CONSIGNATIONS

BNP PARIBAS

CALYON

AND

THE SENIOR CREDITORS

ASSOCIATION D’AVOCATS A LA COUR DE PARIS
26, cours Albert 1er 75008 Paris Tél. +33 (0)1 40 75 60 00 Fax +33 (0)1 43 59 37 79
E-mail info@gide.com www.gide.com

PROJET GLN

BETWEEN

1.                            EURO DISNEY ASSOCIES, a partnership limited by shares, with a share capital of € 109,997,848.20, having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy 77700, registered on the Meaux Trade and Companies Register under number 397 471 822, represented by Mr. Jeffrey R. Speed, duly authorised for the purpose hereof, hereinafter referred to as “Euro Disney S.C.A.” or the “Borrower”,

2.                            LA CAISSE DES DEPOTS ET CONSIGNATIONS, a special financial institution created by the Act of 28 April 1816, governed by sections L. 518-2 et seq. of the Monetary and Financial Code, having its principal office at 56 Rue de Lille, 75007 Paris, represented by Mr. Jean François de Caffarelli, duly authorised for the purpose hereof, hereinafter referred to as “CDC”,

3.                            BNP PARIBAS, a société anonyme having its principal office at 16 Boulevard des Italiens, 75009 Paris, represented by Mrs. Martine Aubert and Mr. Jean Olivier, duly authorised for the purpose hereof,

4.                            CALYON, a société anonyme having its principal office at 9 Quai du Président Paul Doumer, 92920 Paris La Défense, represented by Mr. Michel Anastassiades and Mr. Jean-Hervé Cariou, duly authorised for the purpose hereof,

It is hereby specified that:

(i)                                     Caisse des Dépôts et Consignations is acting in its capacity as lender in respect of the CDC Phase I Loans, and in that of Senior Agent and Senior SCA Agent;

(ii)                                  BNP Paribas is acting in its capacity as creditor, Senior Agent and Senior SCA Agent, on its own behalf and on behalf of the creditors under the Phase IA Credit Facility Agreement;

(iii)                               Calyon is acting in its capacity as creditor, Senior Agent and Senior SCA Agent, on its own behalf and on behalf of the creditors in respect of the Phase IB Credit Facility Agreement, Phase IA Partners’ Advances, Phase IB Advances, the Sublease Agreement and the Lease Agreement, and

(iv)                              CDC is acting in its capacity as lender in respect of the CDC Second Park Loans;

the creditors referred to in paragraphs (i) to (iii) above being hereinafter referred to collectively as the “Senior Creditors”, CDC as referred to in paragraph (iv) above being hereinafter referred to as the “Subordinated Creditor”, and together with all of the parties to this agreement, as the “Parties”.

TABLE OF CONTENTS

1.	DEFINITIONS

2.	SUBORDINATION

3.	GENERAL PROVISIONS

PREAMBLE:

(A)          Pursuant to the Senior SCA Finance Facility, the Borrower has obtained certain loans, advances or credit facilities and is liable for payments under lease agreements.

(B)          Pursuant to the Senior Finance Facility, (i) the Borrower, some of the Borrower’s subsidiaries, Euro Disneyland SNC and the Hotel SNCs have obtained certain loans, advances or credit facilities and (ii) the Borrower is liable for payments under lease agreements.

(C)          Pursuant to four agreements dated 30 September 1999 between Euro Disney S.C.A. and CDC, CDC has extended loans to Euro Disney S.C.A. (in tranches A to D) for an aggregate of three hundred and eighty-one million one hundred and twenty-two thousand euros (€ 381,122,000) in principal, to finance the construction of the Second Theme Park (the “Second Park CDC Loans Agreements”).

(D)          Pursuant to a subordination agreement entered into on 19 October 1999, between, inter alia, Euro Disney S.C.A., CDC, BNP Paribas and Calyon, CDC has consented to subordinate its rights to repayment of the principal and payment of interest and fees under the Second Park CDC Loans Agreements to the prior full repayment of all sums owed under the Senior Finance Facilities and the Senior SCA Finance Facilities (the “Original Subordination Agreement”). The Original Subordination Agreement has been amended by an agreement dated as of the date hereof, which purpose is to modify the terms of the Original Subordination Agreement for the period ranging from the signature date of said amendment to the date of completion of the Transfer (the “Amendment”). The Amendment is destined to be terminated as soon as the Subordination Agreement (as defined below) comes into effect.

(E)           As a result of financial difficulties experienced by the Euro Disney Group, Euro Disney S.C.A, Euro Disneyland S.N.C., EDL Hôtels S.C.A. and the Hotel SNCs, The Walt Disney Company, CDC along with the banks party to the Phase IA Loan Agreement, the banks party to the Phase IB Loan Agreement and the Phase IA Partners and the Phase IB, as represented by their respective agents BNP Paribas and Calyon, came together with a view to drawing up, on 8 June 2004, a memorandum of agreement for the purpose of agreeing on the necessary measures for restoring its financial balance the terms of which had been approved by the steering committee then amended pursuant to a letter dated 20 September 2004 addressed by Euro Disney S.C.A. to CDC as well as the Phase IA Banks, the Phase IB Banks, the Phase IA Partners and the Phase IB Partners, said memorandum as amended by the aforementioned letter having been agreed upon by all parties pursuant to a letter dated 30 September 2004 (the “Memorandum of Agreement”).

(F)           For the purpose of implementing the Memorandum of Agreement, CDC and Euro Disney S.C.A. entered into four agreements amending and restating the Second Park CDC Loans Agreements on 1 December 2004, the aforementioned four agreements governing the loans (namely Tranche A, Tranche B, Tranche C and Tranche D), and will enter into an agreement entitled “Tranche E” no later than on the Share Capital Increase Date (the “Amended and Restated Second Park CDC Loans Agreements”), the aforementioned loans being granted by CDC to Euro Disney S.C.A. to finance the Second Theme Park (the “Second Park CDC Loans”).

(G)          The Parties wish to enter into this agreement (the “Subordination Agreement”) in order to:

(i)               Amend and restate the provisions of the Original Subordination Agreement to take into account the contents of the Memorandum of Understanding and the Amended and Restated Second Park CDC Loans Agreements;

(ii)              set forth how the subordination provisions contained in clause 7 of the Amended and Restated Second Park CDC Loans Agreements are to be implemented;

(iii)             set forth the conditions under which the Senior Creditors may make use of their acceleration rights, if applicable, under finance agreements pertaining to the Senior Finance Facilities (the “Priority Events of Default”); and

(iv)             set forth the conditions on which CDC may apply and enforce the provisions of clause 10 (Event of Default) of each of the Amended and Restated Second Park CDC Loans Agreements.

NOW, THEREFORE, IT HAS BEEN AGREED AS FOLLOWS

1.         DEFINITIONS

1.1                     For the purpose of this agreement, the terms and phrases defined in the Amended and Restated Second Park CDC Loans Agreements not explicitly defined in clause 1 hereof or elsewhere in this Subordination Agreement shall have the meaning ascribed to them in the Amended and Restated Second Park CDC Loans Agreements or the Common Agreement, as the case may be, and the terms and phrases below shall have the following meanings:

“Senior Agents” means (i) having regard to the Phase IA Credit Facility Agreement, BNP Paribas or its successor, (ii) having regard to the Phase IB Credit Facility Agreement, the Phase IA Partners’ Advances and the Phase IB Advances, Calyon or its successor, (iii) having regard to the Phase I CDC Loans, CDC or its successor, and (iv) having regard to the Lease Agreement, Calyon or its successor, in its capacity as agent of the Euro Disneyland SNC partners.

“Senior SCA Agents” means (i) having regard to the Phase IA Credit Facility Agreement, BNP Paribas or its successor, (ii) having regard to the Agreement on the Extension of Ordinary Loans, CDC and (iii) having regard to the Lease Agreement, Calyon or its successor, in its capacity as agent of the Euro Disneyland SNC partners.

“Priority Event of Default” has the meaning ascribed to it in the Preamble of this Subordination Agreement.

“Senior Finance Facilities” means the Phase IA Credit Facility Agreement, Phase IB Credit Facility Agreement, the Phase IA Partners’ Advances, the Phase IB Advances, the Phase I CDC Loans and the Lease Agreement.

“Senior SCA Finance Facilities” means (i) the sums owed by the Borrower in respect of the Phase IA Credit Facility Agreement, (ii) the ordinary loans extended under the Agreement on the Extension of Ordinary Loans, and (iii) the Lease Agreement.

“Shortage of Free Cash Flow” means, on any given Annual Payment Date, the amount by which Free Cash Flow on said date falls short of the aggregate of all sums due on that same date in respect of the Second Park CDC Loans and of all sums payable under the Senior Finance Facilities during the Period (as defined in clause 2.1 (C) below) immediately following the said date.

“Freeze Period” has the meaning ascribed to it in clause 2.4.1. below.

“CDC Suspension Period” has the meaning ascribed to it in clause 2.4.2.1. below.

“Free Cash Flow” means the aggregate of:

(i)                           all cash and readily convertible securities held by Euro Disney Associés or any subsidiary controlled by it within the meaning of section L. 233-3 of the Commercial Code; and

(ii)                        all loans, in any form whatsoever, either direct or indirect, by Euro Disney S.C.A. or Euro Disney Associés to a subsidiary not under either one of these companies’ control, which are immediately due and payable pursuant to an agreement, for up to the said subsidiary’s available cash, as defined in (i) above;

minus the annual amount of operating expenses of Euro Disney S.C.A. as budgeted for the current financial year, within the limits of 5,000,000 euros (net of tax), it being understood that said budget is likely to vary starting as of the Financial Year 2006, up to the limit of an equivalent annual inflation amount, the amount of said operating expenses will have to be notified by Euro Disney Associés to CDC at the latest on the 15th of November of every year.

1.2                                         For the purpose of this agreement, all references to (i) “sums owed”, “amounts owed”, “sums due” or “amounts due” and (ii) “non payment” or “default” shall refer respectively to (a) sums or payments the due date of which has been or may be deferred and (b) the deferral of the maturity of any sum or amount or payment in accordance with the provisions of clauses 16 and 13 of the said agreements, respectively. Likewise, any reference to a maturity date or due date shall refer to the original maturity date in the event that same is deferred.

2.                                                SUBORDINATION

2.1                                         Seniority, preference and priority of the Senior Creditors over the Subordinated Creditor in respect of the Second Park CDC Loans

The Subordinated Creditor and the Borrower undertake, in favour of the Senior Creditors who accept:

(A)                    that, subject to the provisions of clause 2.2 below, in the event that forced liquidation or other subsequently substituted proceedings are instituted against the Borrower, and without this bearing on the effect of the hypothecation provided for in clause 8 (Hypothecation) of each of the Amended and Restated Second Park CDC Loans Agreements, repayment of the principal or payment of interest and fees to the Subordinated Creditor in respect of the Second Park CDC Loans shall be subordinated to the prior settlement of all creditors’ claims arising from the Senior SCA Finance Facilities.

(B)                      that, in the event that any payment sum due and payable in respect of any of the Senior Finance Facilities should not be paid on time, the due date of all interest, fees and principal owed in respect of the Second Park CDC Loans shall be deferred until the said default on the Senior Finance Facility is cured or until, despite the said default, the creditor or creditors under the said Senior Finance Facility consider that the payment of interest, fees and principal has been effected; however, the Subordinated Creditor shall have no power to determine that such payment has been effected;

(C)                      that if, on an Annual Payment Date, the Borrower’s manager determines that, on the basis of the Free Cash Flow on the said date, payment of all sums owed to the Subordinated Creditor and due on the said date in respect of the Second Park CDC Loans would make it impossible to pay any sum whatsoever due under the Senior Finance Facilities for a period of six (6) months from that Annual Payment Date (the “Period”), the due date of the portion of interest, fees or principal payable in respect of the Second Park CDC Loans corresponding to the reported Shortage of Free Cash Flow shall be deferred to the date on which the Free Cash Flow shall make the said payment possible without causing a likely default on the Senior Finance Facilities during the remaining term of the Period should the reconstitution of the Free Cash Flow intervene prior or subsequent to the expiration of such Period (notwithstanding any other stipulation of the Amended and Restated Second Park CDC Loans Agreements).

(D)                     that, for as long as there are sums outstanding under the Senior Finance Facilities, the Subordinated Creditor shall under no circumstances accelerate the maturity of the Second Park CDC Loans, except on the conditions set out in clause 2.4.2. below, nor shall it solicit or accept any prepayments whatsoever of sums owed in respect of the Second Park CDC Loans; and

(E)                       that, for as long as there remains any sum owed, due and outstanding under the Senior Finance Facilities, the Borrower undertakes to the Senior Creditors that all sums due and payable under the Senior Finance Facilities shall have seniority, preference and priority and that it shall refrain from repaying all or part of the Second Park CDC Loans or from paying any interest or fees in respect of the Second Park CDC Loans.

It is specified, for the purpose of this agreement, that sums owed under the Senior Finance Facilities and the Senior SCA Finance Facilities shall be considered paid only if payment is final and in immediately available funds.

2.2                                         Forced liquidation of the Borrower

2.2.1                               In the event that any sums or assets are distributed or allocated in connection with the forced liquidation of the Borrower, all payments to which the Subordinated Creditor would have been entitled in the absence of this agreement in respect of the Second Park CDC Loans shall be allotted to the creditors under the Senior SCA Finance Facilities for as long as sums are owed under the Senior SCA Finance Facilities, until the said creditors have received all sums owed to them under the Senior SCA Finance Facilities.

2.2.2                               Accordingly, for as long as sums are owed under the Senior SCA Finance Facilities, the Subordinated Creditor shall assign and transfer to Calyon, for the account of the Senior SCA Agents, acting on behalf of the Senior SCA Finance Facilities creditors, all payments and sums of any kind which may be allotted to them in respect of the Second Park CDC Loans pursuant to forced liquidation proceedings against the Borrower, no later than fifteen (15) days from receiving same.

2.2.3                               The provisions of clauses 2.2.1 and 2.2.2. above shall under no circumstances affect the rights of the Subordinated Creditor to benefit from the hypothecation in its favour as from 2017 on the Second Theme Park and, in that regard, the Subordinated Creditor shall in any event be entitled to the proceeds of any enforcement of the hypothecated property up to the sums owed in respect of the Second Park CDC Loans and shall under no circumstances be obliged to turn over some or all of such proceeds to the Senior Creditors.

2.3                                         Failure to pay on time a sum owed under the Senior Finance Facilities

2.3.1                               In the event that a sum owed under the Senior Finance Facilities is not paid when due, the Senior Agent concerned shall promptly notify the Borrower, CDC and the other Senior Agents thereof. As from the date the said notice is received and until the Borrower and CDC have been notified again by the Senior Agent concerned either that the sum concerned has been paid or that the Priority Creditor or Creditors concerned have consented to payment being made to the Subordinated Creditor in accordance with the provisions of clause 2.1 (B) above, the Borrower shall refrain from making any payments whatsoever in respect of the Second Park CDC Loans and the Subordinated Creditor shall refrain from soliciting such payments.

2.3.2                               In the event that the Borrower becomes aware of a Shortage of Free Cash Flow five (5) Business Days before a date on which a payment has to be made to the Subordinated Creditor in respect of the Second Park CDC Loans, the Borrower shall promptly notify CDC and the Senior Agents thereof and of the failure to pay on time all or part of the sum owed to the Subordinated Creditor in respect of the Second Park CDC Loans. The said notice shall mention:

(i)         the amount of Free Cash Flow on the date concerned;

(ii)                        the maturity schedule of sums due and payable under the Senior Finance Facilities during the Period;

(iii)                     the extent of the Shortage of Free Cash Flow and, if applicable, the sum that will be paid on the date concerned in respect of the Second Park CDC Loans.

As soon as the amount of Free Cash Flow on any given date makes it possible to pay the sum still owed to the Subordinated Creditor under the Second Park CDC Loans, the due date of which had been deferred in accordance with the foregoing provisions, without defaulting on the sums owed under the Senior Finance Facilities for the remaining term of the Period, the Borrower shall again notify CDC and the Senior Agents to update the information contained in the preceding notice and shall pay the sum owed to the Subordinated Creditor on the date the said notice is sent.

2.4                                           Event of Default

2.4.1                                 Priority Event of Default

If a Priority Event of Default occurs, and without prejudice to the provisions of clauses 2.1., 2.2. and 2.3. which shall remain in force, the Senior Agent concerned shall notify the Borrower, CDC and the other Senior Agents thereof. As from the date of receipt of such notice by the Borrower and CDC, a period of no more than 90 days shall run (the “Freeze Period”) until the Priority Event of Default no longer continues. During the Freeze Period, the Borrower shall refrain from paying all or part of any sums owed under the Amended and Restated Second Park CDC Loans Agreements, whether due or not, to the Subordinated Creditor, which shall refrain from soliciting such payment, either directly or indirectly.

Any Senior Agent shall be entitled to issue one or more of the foregoing notices at any time, concerning one or more Priority Events of Default. However, if, during a period of 180 consecutive days, several Priority Events of Default occur which are caused by the same event or occurrence, the Senior Agent concerned shall have the option to issue a single notice pertaining to the said Priority Events of Default.

2.4.2                                 Event of Default pertaining to the Second Park CDC Loans

2.4.2.1                    CDC shall notify the Senior Agents and the Senior SCA Agents if one of the Events of Default referred to in clause 10 (Event of Default) of each of the Amended and Restated Second Park CDC Loans Agreements occurs. As from the date of receipt of the said notice by the Senior Agents and the Senior SCA Agents, a period of up to 90 days shall run (the “CDC Suspension Period”) until the Event of Default no longer continues. The Subordinated Creditor undertakes to refrain from soliciting or accepting prepayment by the Borrower of the Second Park CDC Loans until the expiry of the said CDC Suspension Period.

2.4.2.2                    The provisions of clause 2.4.2.1. above notwithstanding, but subject to the other provisions of this agreement, the Subordinated Creditor shall be entitled to immediately demand that the Borrower prepay the Second Park CDC Loans in the event that either of the Senior Creditors should accelerate the maturity of sums owed to it under a Senior Finance Facility.

2.5                                        Refunds by the Subordinated Creditor

In the event that the Borrower makes payments in breach of the provisions of this clause 2, the Subordinated Creditor undertakes to immediately remit sums received as payment to Calyon, acting on behalf of the Senior Agents and the Senior Creditors, for the purpose of distributing such payments among them.

2.6                                        Payments to the Subordinated Creditor

2.6.1                              Except in the instances referred to in clauses 2.1. through 2.5., inclusive, sums due in respect of the Second Park CDC Loans may be paid in accordance with the provisions thereof.

2.6.2                              Following the payment to Senior Creditors of all sums owed under the Senior Finance Facilities, the Senior Creditors shall transfer to Calyon, acting on behalf of the Senior Agents, if applicable, any sum received by the Senior Creditors pursuant this agreement in excess of sums owed under the Senior Finance Facilities and not allocated to the said payment. Calyon shall remit the sums concerned to the Subordinated Creditor.

3.                                                GENERAL PROVISIONS

3.1                                        Failure by the Senior Creditors to exercise, or a delay in exercising, any right or recourse shall not be construed as a waiver of the said right or recourse. In particular, the rights of the Senior Creditors hereunder shall in no circumstances be affected or modified as a result of a payment by the Borrower in breach of the provisions of this agreement, including if one or more Senior Creditors refrain from taking action despite being aware of this fact.

3.2                                        Should the Subordinated Creditor assign or transfer in any manner whatsoever any of its rights and obligations in respect of the Second Park CDC Loans and in accordance with clause 12.7 (Transfer of rights) of each of the Amended and Restated Second Park CDC Loans Agreements, the Subordinated Creditor shall, prior to such transfer, procure the transferee’s consent to be bound by this agreement, as evidenced by the execution of a joinder agreement in the form of the model attached hereto as appendix A. The said joinder agreement shall be promptly notified by the Subordinated Creditor to the Senior Agents.

3.3                                        Should a Priority Creditor assign its receivables under a Senior Finance Facility, the said creditor shall procure that the assignee executes a joinder agreement in the form of the model attached hereto as appendix B, and the said agreement shall be duly notified by the Senior Agent concerned to the Borrower and CDC.

3.4                                        The Subordinated Creditor and the Borrower represent that the undertakings made by them in this agreement shall inure to the benefit of the successors and assigns of the creditors under the Senior Finance Facilities and, should it be necessary, respectively waive their right to cancel the undertakings pertaining to the provisions contained in the preamble of this agreement.

3.5                                        The Parties hereby agree that, in accordance with the Transfer contemplated by Euro Disney SCA and Euro Disney Associés, Euro Disney S.C.A. may transfer its rights and obligations arising from this agreement.

Should the Transfer be completed, the Parties undertake to approve any amendment to this agreement that may be required to evidence the assumption by Euro Disney Associés of all of the obligations of Euro Disney S.C.A. under this agreement.

3.6                                        This Subordination Agreement will come into effect at the completion of the Transfer.

3.7                                        This Subordination Agreement amends and restates the Original Subordination Agreement and the Amendment, which shall cease to be in effect as from the date of the completion of the Transfer (subject to the below provisions).

In the event that the Capital Increase is not completed or that the Transfer is not completed as at 31 March 2005:

(i)                           the Parties shall negotiate over a period of thirty (30) days (the “Negotiating Period”), in order to resolve the resulting situation;

(ii)                        in the absence of an agreement at the end of the Negotiating Period, the provisions of this Subordination Agreement shall be automatically cancelled. Cancellation shall take effect as at the expiry date of the Negotiating Period and the provisions of the Original Subordination Agreement shall apply again and that independently from the provisions of the Amendment.

3.8                                        The validity, interpretation and performance of this agreement shall be governed by French law.

3.9                                        This agreement shall remain in effect for as long as any sum other than the Phase I CDC Loans is owed to the Senior Creditors under the Senior Finance Facilities.

3.10                                 The courts in the district of the Paris Court of Appeal shall have jurisdiction over all disputes arising out of this agreement and any related matters or matters which are a consequence hereof.

3.11                                 Any notice given in performance of this agreement shall be considered valid if sent by fax and confirmed by registered letter with advice of delivery to the addresses below:

•                  Having regard to Euro Disney Associés:

Euro Disney Associés

Immeubles Administratifs

Route Nationale 34

77700 Chessy

For the attention of: Direction Financements et Achats

Fax: 01 64 74 56 36

•                  Having regard to the Senior Agents, Senior SCA Agents and the Subordinated Creditor:

Caisse des Dépôts et Consignations

Direction des Fonds d’Epargne

72 Avenue Pierre Mendès France

75914 Paris Cedex 13

For the attention of: Direction Financière

Fax: 01 58 50 07 48

BNP Paribas

E.C.E.P.

ACI : CHD02B1

Project Finance

37 Place du Marché Saint Honoré

75001 Paris

Fax: 01 42 98 19 89

Calyon

9 Quai du Président Paul Doumer

92920 La Défense

For the attention of: Jean-Hervé Cariou / Juliette Legrand

Fax: 01 41 89 18 92 / 01 41 89 18 63

Any Party may change its address by sending a notice as indicated above.

All notices shall take effect upon receipt by the Parties to which they are addressed.

Made in Paris,

On 1 December 2004,

In seven (7) original copies.

For the Borrower:

EURO DISNEY ASSOCIES

By:
Name: Jeffrey R. Speed

For the Agents, Senior Agents, Senior Creditors and the Subordinated Creditor:

CAISSE DES DEPOTS ET CONSIGNATIONS

By:
Name: Jean François de Caffarelli

BNP PARIBAS

By:
Name: Martine Aubert and Jean Olivier

CALYON

By:
Name: Michel Anastassiades and Jean-Hervé Cariou

APPENDIX A

Form certification of consent to be bound the

Subordination Agreement (assignment by the Subordinated Creditor)

I, the undersigned, [Mr/Mrs] [•], residing at [•], in my capacity as the legal representative of [•], a [•] with a share capital of € [•], having its registered office at [•], registered on the [•] Trade and Companies Register under number [•], having regard to the assignment by Caisse des Dépôts et Consignations to [assignee] of its claim of € [•] in principal against [Euro Disney Associés], a [•] with a share capital of € [•], having its registered office at [•], registered on the [•] Trade and Companies Register under number [•], in respect of the [loan[•]] of € [•] in principal extended under an amended and restated loan agreement dated [•] between Caisse des Dépôts et Consignations and Euro Disney S.C.A., in its capacity as borrower, hereby confirm that [•] consents to all of the provisions of the Subordination Agreement entered into on [•] between Euro Disney Associés, the Subordinated Creditor and the Senior Creditors (as those terms are defined in the said agreement) and to be fully bound by same.

Executed at [•]

On [•]

In two original copies.

For the transferee:

[•]

By:
Name: [•]
Title: [•]

APPENDIX B

Form certification of consent to be bound by the

Subordination Agreement (assignment by the Senior Creditor)

I, the undersigned, [Mr/Mrs] [•], residing at [•], in my capacity as the legal representative of [•], a [•] with a share capital of € [•], having its registered office at [•], registered on the [•] Trade and Companies Register under number [•], having regard to the assignment by [assigning senior creditor] to [assignee] of its claim of € [•] in principal against [Disney Borrower], a [•] with a share capital of € [•], having its registered office at [•], registered on the [•] Trade and Companies Register under number [•], in respect of the [loan[•]] of € [•] in principal extended under a [•] loan agreement dated [•] between [Senior Creditor concerned] and [Disney Borrower concerned], hereby confirm that [•] consents to all of the provisions of the Subordination Agreement entered into on [•] between Euro Disney Associés, the Subordinated Creditor and the Senior Creditors (as those terms are defined in the said agreement) and to be fully bound by same.

Executed at [•]

On [•]

In two original copies.

For the transferee:

[•]

By:
Name: [•]
Title: [•]